EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Urban One, Inc.

Silver Spring, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3/A (No. 333-223695), Form S-3 (No. 333-257149, No. 333-257037 and No. 333-241635) and Form S-8 (No. 333-232991 and No. 333-258874) of Urban One, Inc. of our reports dated March 15, 2022 (except as to the effect of the material weakness described in Management’s Annual Report on Internal Control over Financial Reporting, which is dated October 11, 2022), relating to the consolidated financial statements and schedule, and the effectiveness of Urban One, Inc.’s internal control over financial reporting, which appear in this Form 10-K-/A.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Urban One, Inc.’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP
Potomac, Maryland
October 11, 2022